Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
Contacts:

Investment Community JAMES J. MURREN President, Chief Financial Officer & Treasurer (702) 693-8877	News Media ALAN M. FELDMAN Senior Vice President Public Affairs (702) 891-7147

MGM MIRAGE AMENDS AND RESTATES $7 BILLION LOAN AGREEMENT
     Las Vegas, October 10, 2006 — MGM MIRAGE (NYSE: MGM) announced today that it has entered into the Fifth Amended and Restated Loan Agreement (the “Fifth Loan Agreement”) by and among the Company, MGM Grand Detroit, LLC, as initial co-borrower, and the lenders named therein. The Fifth Loan Agreement provides for a maximum borrowing capacity of $7 billion consisting of a revolving credit facility and a term loan facility.
     “We are extremely gratified by the overwhelming support our financial partners have shown in our Company,” said Jim Murren, President, CFO and Treasurer of MGM MIRAGE. “This credit facility when combined with our internally generated cash flows will provide us the capital necessary to finance our domestic and international growth initiatives while at the same time allowing us to continue to re-invest in our market leading resorts.”
     The Fifth Loan Agreement reallocates $1.0 billion from the existing revolving credit facility such that the amended senior credit facilities will consist of a $4.5 billion senior revolving credit facility and a $2.5 billion senior term loan facility, in each case extending the maturity date to October 2011. Additionally, the senior credit facilities include an increase option where the Company may solicit either existing lenders or new lenders to raise additional commitments to either the senior revolving credit facility, the senior term loan facility, or both of them, thereby increasing the maximum borrowing capacity under these facilities to $8.0 billion. The Fifth Loan Agreement reduces draw pricing and undrawn pricing across the grid by 37.5 basis points and 5 basis points, respectively and revises the terms of the maximum total leverage ratio and interest charge coverage ratio covenants. In addition, the senior credit facilities provide for customary affirmative, negative and financial covenants; however, it will no longer contain a senior leverage ratio covenant.
     The foregoing description of the Fifth Loan Agreement does not purport to be complete and is qualified in its entirety by the terms of the Fifth Loan Agreement. A complete copy of the Fifth Loan Agreement can be obtained by visiting the Company’s website at www.mgmmirage.com or the SEC’s website at http://sec.gov/.
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MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM

MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 23 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar mixed-use urban development project in the heart of Las Vegas, and has a 50 percent interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM